Exhibit 10.1

Paul Yang Zhiwen

113C Mcnair Road #22-256 Mcnair Towers,

Singapore 324113

ZVV Media Partners LLC

1 West Broad Street, Suite 1004

Bethlehem, PA 18018

Zash Global Media and Entertainment Corp.

24 Aspen Park Blvd E.

East Syracuse, New York 13057

Vinco Ventures, Inc.

1 West Broad Street, Suite 1004

Bethlehem, PA 18018

July 23, 2021

Side Letter to Securities Purchase Agreement relating to ZVV Media Partners LLC’s (“ZVV”) acquisition of 80.00% shares in Lomotif Private Limited (the Company”)

1.	Reference is made to the Securities Purchase Agreement, dated as of February 23, 2021, by and among, inter alia, the Company, ZASH Global Media and Entertainment Corp. (“Zash”) and Paul Yang Zhiwen (the “SPA”), as amended by the Deed of Variation and Supplement, dated as of July 19, 2021, by and among, the Company, Zash, ZVV and Paul Yang Zhiwen (“Paul”, together with Zash and ZVV, the “Parties”) (the “Deed”). Capitalized terms not otherwise defined herein have the meanings given to them in the SPA and the Deed.

2.	In consideration of the mutual covenants contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereby agree that the Purchaser’s (as defined in the Deed) obligations to Paul in his capacity as a Selling Shareholder (defined in the SPA) and a Selling Employee Shareholder (defined in the Deed) in relation to, inter alia, the Closing Payment in accordance with Section 2.2 of the SPA and the Closing Payment Schedule shall be amended only in respect of Paul as follows:

2.1.	At the Closing, the Purchaser shall:

(a)	pay US$ 15,636,341.16 to Paul by wire transfer of immediately available funds to the bank account as set out in the remittance details provided by Paul under Exhibit 6 of the Deed; and

(b)	Vinco Ventures, Inc. (“Vinco”) shall deliver to Paul: (1) a Share Issuance & Transfer Agent Instruction Resolution dated as of the date hereof, the form of which is attached hereto as Annex A, for the issuance to Paul of 5,500,000 shares of Vinco Common Stock (the “Issued Shares”), which Issued Shares shall subject to Restriction 144, provided that (i) Vinco shall register such Issued Shares no later than 45 days of the Closing, and (ii) 2,750,000 of which Issued Shares (the “Restricted Shares”) shall be held by Paul subject to and in accordance with the terms of the Pledge Agreement (as defined below); and (2) a duly executed (i) Promissory Note dated as of the date hereof (the “Note”) in the principal amount of US$ 8,000,000, and (ii) Pledge and Security Agreement dated as of the date hereof (“Pledge Agreement”) in respect of the Restricted Shares as security for the repayment under the Note, the forms of each of the foregoing which are attached hereto as Annex B, which Note and Pledge Agreement contemplate that Paul will receive the repayment of the US$8,000,000 under the Note no later than the date falling 60 days of Closing,

(collectively, the “Purchaser’s Closing Obligations with Paul”).

3.	Upon satisfaction of the Purchaser’s Closing Obligations with Paul, Paul shall:

3.1.	perform all of his closing obligations as contemplated under the SPA and the Deed, including but not limited to the transfer of the legal and beneficial ownership of Paul’s 403,566 ordinary shares in the Company to the Purchaser and all other obligations as set forth Section 2.6(b) of the SPA;

3.2.	give good receipt and agrees and acknowledges that the Purchaser’s Closing Obligations against Paul shall constitute all consideration (in whatever form) payable by the Purchaser to Paul in respect of all transactions contemplated under the SPA and the Deed and the satisfaction by the Purchaser of the Consideration in such manner shall constitute a full discharge of the Purchaser’s obligations in respect of the payment of the Consideration; and

3.3.	irrevocably and unconditionally release the Purchaser from any and all charges, complaints, claims, liabilities, obligations, undertakings, promises, agreements, controversies, damages or causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, arising out of or in relation to any transactions contemplated under the SPA and the Deed.

4.	The Parties further agree that in the event of any upward adjustment of the stamp duty payable in respect of the transfer of securities in the Company by Paul to the Purchaser post-Closing of the transactions contemplated under the SPA and the Deed as a result of the foregoing Purchaser’s Closing Obligations against Paul, such additional stamp duty payment shall be borne by Purchaser.

5.	General

5.1.	The Parties hereby agree that, except as supplemented, varied and/or amended by this Side Agreement, the terms of the SPA and the Deed (if so supplemented, varied and/or amended) are confirmed and shall continue in full force and effect in all other respects. If and to the extent the provisions of this Side Agreement conflict with or are inconsistent with the SPA and the Deed, each document shall take precedence over the others in the following manner:

(a)	this Side Agreement;
(b)	the Deed; and
(c)	the SPA.

5.2.	Sections 12.2 to 12.10 and 12.13 of the SPA are incorporated mutatis mutandis herein by reference.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Side Agreement to be duly executed and delivered as a deed as of the date first indicated above.

Executed and delivered as a Deed by:

ZASH GLOBAL MEDIA AND ENTERTAINMENT CORP.

By:
Name:	Ted Farnsworth
Title:	Chairman

Witnessed by:

Name:	Phil McFillin
Address:	1 West Broad St. Bethlehem, PA 18018

Executed and delivered as a Deed by:

ZVV MEDIA PARTNERS, LLC

By:
Name:	Ted Farnsworth
Title:	Manager

Witnessed by:

Name:	Phil McFillin
Address:	1 West Broad St. Bethlehem, PA 18018

Executed and delivered as a Deed by:

VINCO VENTURES, INC.

By:
Name:	Christopher Ferguson
Title:	CFO

Witnessed by:

Name:	Phil McFillin
Address:	1 West Broad St. Bethlehem, PA 18018

Signed, sealed and delivered as a Deed by:

Paul Yang Zhiwen

Witnessed by:

Name:
Address:

Annex A

Share Issuance & Transfer Agent Instruction Resolution

Annex B

Promissory Note and Pledge and Security Agreement

Promissory Note

July 23, 2021

Bethlehem, Pennsylvania	$8,000,000

The undersigned, Vinco Ventures, Inc. (the “Company”) for value received, promises to pay to Paul Yang Zhiwen (the “Yang”) or any person or entity to whom this Note has been endorsed for payment, or order (collectively the “Holder”), the principal sum of Eight Million US Dollars ($8,000,000) (the “Principal”), receipt of which is acknowledged by the Company, and interest on the principal sum from time to time remaining unpaid hereon from the date of this Note until paid in full at the rate of ten percent (10%), compounded annually. The principal sum and all accrued interest shall be due and payable in full on or before the sixty (60) day anniversary of the date of this Note (the “Payment Date”), time being strictly of the essence. In no event shall the interest rate on the principal sum exceed the maximum rate allowed by law.

1.	Principal Amount of the Loan. Eight Million Dollars US ($8,000,000).

2.	Interest. Ten Percent (10%) per annum. Interest will accrue and be paid along with the principal sum, in lawful money of the United States of America.

3.	Payment Date. September 20, 2021

4.	Repayment. On the Payment Date, the Company shall pay to the Holder the unpaid Principal and accrued interest due under this Note in cash (“Cash Payment”) or, in lieu of the Cash Payment, shall be entitled to permit Holder to sell, pledge, encumber or otherwise transfer the 2,750,000 shares of the Company’s common stock (“Shares”) that have been issued to Holder concurrently with the issuance of this Note and which are being held by the Holder as security, in lieu of a Cash Payment.

5.	Security. This Note is secured under the terms of a Pledge and Security Agreement (“Security Agreement”) of even date herewith made between the Company and Holder, attached hereto as Exhibit A. The Holder shall be entitled to all the benefits of the security as provided in the Security Agreement.

6.	Transfer. The rights and obligations of the Holder and the Company under this Note and the Security Agreement shall be binding upon and benefit their respective successors, assigns, heirs, administrators and transferees.

7.	Governing Law. This Note shall be governed by and construed and enforced in accordance with the laws of the State of Nevada.

8.	Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or via email or facsimile transmission, with confirmation of receipt by the other party.

9.	Severability. If any provision of this Note should be found to be invalid or unenforceable, all other provisions shall nevertheless remain in full force and effect to the maximum extent permitted by law.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Company has caused this Promissory Note to be executed as of the date first above written by its respective duly authorized signatories.

Vinco Ventures, Inc.

By:	Christopher Ferguson
Title:	CFO

Date:

EXHIBIT A

Pledge and Security Agreement

THIS PLEDGE AND SECURITY AGREEMENT (the “Security Agreement”) is made and entered into this 22nd day of July 2021, by and between Vinco Ventures, Inc. (the “Company”) and Paul Yang Zhiwen, an individual (the “Holder”).

RECITALS:

A.	The Company is the maker of a certain Promissory Note in favor of Holder of even date herewith in the principal amount of $8,000,000 (“Note”).
B.	The Company has issued to Holder Two Million Seven Hundred and Fifty Thousand (2,750,000) shares of the Company’s Common Stock (the “Shares”) which are to be held by Holder as security for repayment required under the Note.
C.	In consideration of the Note and as security for payment of the Note, the Company has agreed to execute this Security Agreement.

NOW, THEREFORE, it is agreed as follows:

1.	Share Issuance.

The Company has issued the Shares to Holder on the effective date of the Note. The Company hereby assigns, transfers and pledges the Shares to Holder as security for the payment due under the Note on the Payment Date (as defined in the Note), or in the event that the Company elects to make the payment under the Note by releasing the Shares to Holder.

2.	Rights in the Shares (Collateral).

Unless and until the Note is paid on or before the Payment Date, the Shares shall remain in Holder’s possession and control, but shall be restricted from being sold, pledged, encumbered or otherwise transferred.

3.	Payment in the Shares.

In the event that the Company releases the Shares to Holder as full payment of the amounts due under the Note, Holder may sell, pledge, encumber or otherwise transfer the Shares and this Security Agreement and the Note shall automatically terminate.

4.	Releasee of Collateral.

Holder shall release and return the Shares to the Company, upon receipt of the full amount owing under the Note in cash on or before Payment Date.

5.	Remedies of Holder.

Should any default under the Note or this Security Agreement occur, that remains uncured for ten (10) days, the Note shall become immediately due and payable at the option of Holder, and the Holder shall have all rights and remedies at law or equity, including the right to sell, pledge, encumber or otherwise transfer the Shares.

6.	Non-Waiver.

The rights, powers and remedies given to the Holder by this Security Agreement will be in addition to all rights, powers and remedies given the Holder by virtue of any statute or rule or law. The Holder shall have the right to enforce one or more of such remedies, successively or concurrently, and any action to enforce the same shall not bar the Holder from pursuing any further remedy which it may have hereunder.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Security Agreement has been executed on or as of the date first above written.

The Company		Secured Party

Vinco Ventures, Inc.

By:	Christopher Ferguson	Paul Yang, an individual
Title:	CFO